UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2006

BRANDYWINE REALTY TRUST

(Exact name of issuer as specified in charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	1-9106 (Commission file number)	23-2413352 (I.R.S. Employer Identification Number)

555 East Lancaster Avenue, Suite 100

Radnor, Pennsylvania 19087

(Address of principal executive offices)

(610) 325-5600

(Registrant’s telephone number, including area code)

Item 3.02	Unregistered Sales of Equity Securities.
Item 8.01	Other Events.

On August 15, 2006 we acquired, through our operating partnership subsidiary, two office properties in Northern Virginia known as 2340 Dulles Corner Boulevard and 2355 Dulles Corner Boulevard for an aggregate purchase price of approximately $133.3 million, subject to customary pro rations and adjustments. We paid approximately $119.0 million of the purchase price in cash, assumed liabilities of approximately $0.5 million and the balance, approximately $13.8 million, through the issuance of 424,608 Class A Units of limited partnership interest (“OP Units”) of our operating partnership, valued at $32.546 per OP Unit. Each OP Unit is entitled to the same distributions that our operating partnership makes on its outstanding common OP Units. Each OP Unit is subject to redemption at the option of the holder for a cash amount equal to the then market price of one of our common shares. At our sole option, we may satisfy the redemption of an OP Unit either for cash or for one such common share. The OP Units were issued in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933. We have agreed to file a registration statement registering the resale of common shares issuable upon the redemption of OP Units.

The two Dulles Corner buildings were constructed in 1987 and 1988 and are adjacent to our existing properties in Dulles Corner. Our acquisition of these properties brings our ownership of the Dulles Corner Office Park to five existing buildings, one project currently under construction, and one future development site for a total of 1.3 million square feet.

We have also entered into an agreement to sell an approximately 173,000 square foot building in Montgomery County, Pennsylvania known as 111 Presidential Boulevard and an agreement with Prescott Realty Group to sell an approximately 646,269 square foot office building in suburban Dallas, Texas known as Walnut Glen for an aggregate of approximately $98.2 million. We expect these two sales to close in the third quarter, subject to satisfaction of customary closing conditions.

Item 9.01.	Financial Statements and Exhibits

Exhibits

10.1	Form of Fifteenth Amendment to Agreement of Limited Partnership of Brandywine Operating Partnership, L.P. dated August 15, 2006

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRANDYWINE REALTY TRUST
Date: August 17, 2006	By:	/s/ Gerard H. Sweeney

Gerard H. Sweeney President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Fifteenth Amendment to Agreement of Limited Partnership of Brandywine Operating Partnership, L.P. dated August 15, 2006